UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 27, 2011

American Realty Capital Trust III, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-170298	27-3515929
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Item 2.01    Completion of Acquisition or Disposition of Assets.

On September 27, 2011, American Realty Capital Trust III, Inc. (the “Company”) purchased one free-standing, fee simple build-to-suit freight distribution facility located in Butte, Montana and leased to FedEx Freight, Inc.  The Company acquired the property through an indirect, wholly owned subsidiary.

The purchase price of the FedEx Freight distribution facility was approximately $8.9 million, exclusive of closing costs.  The seller of the property was William Charles, Ltd., which has no material relationship with the Company; the acquisition was not an affiliated transaction.

The Company funded the acquisition of the property, exclusive of closing costs, with proceeds from the sale of its common stock.  The Company may seek to obtain financing on the property post-closing.  However, there is no guarantee that it will be able to obtain financing on terms it believes are favorable, or at all.

The property is 100% leased to FedEx Freight, Inc., a subsidiary of FedEx Corp. (NYSE: “FDX”).  FedEx Corp. has guaranteed the tenant’s obligations under the lease.  The tenant took possession of the property upon the completion of its construction in September 2011.  The property contains approximately 45,826 rentable square feet.  The lease has a 15-year term with no rental escalations.  The lease is double net whereby the Company will be responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent.  The lease contains two renewal options of five years each, the first at approximately $732,000 annually, and the second at approximately $761,000 annually. The annualized rental income for the initial lease term will be approximately $697,000 or approximately $15.22 per rentable square foot.

FedEx Corporation is a holding company that provides transportation, e-commerce and business services, operating in four segments: FedEx Express, FedEx Ground, FedEx Freight, and FedEx Kinko’s.  The FedEx Freight segment offers regional next-day and second-day freight services, as well as long-haul freight services.  FedEx Corporation, formerly known as FDX Corporation, was founded in 1971 and is headquartered in Memphis, Tennessee.

A copy of the press release announcing the acquisition of the property is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.    Other Events

On September 23, 2011, the board of directors of the Company reaffirmed a distribution equal to a 6.60% annualized rate based on the common stock price of $10 per share.  The board also approved a change to the timing of when such distributions will accrue.  Going forward, the distribution will begin to accrue immediately upon completion of the Company’s initial property acquisition which occurred on September 27, 2011.  On this date the Company bought its first property, the FedEx Freight, Inc. distribution facility located in Butte, Montana, described immediately above.  The distributions will be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month.  The dividend will be calculated based on stockholders of record each day during the applicable period at a rate of $0.001808219 per day.

Item 9.01.    Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired (Lessees)

Set forth in this Item 9.01(a) are summary financial statements of the parent guarantor to the lessee of the FedEx Freight facility described under Item 1.01 of this Current Report on Form 8-K.

FedEx Corp. currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding National Mentor Holdings, Inc. are taken from such filings:

	Three Months Ended	Year Ended
(Amounts in Millions)	August 31, 2011 (Unaudited)	May 31, 2011 (Audited)	May 31, 2010 (Audited)	May 31, 2009 (Audited)
Statements of Operations Data
Revenues	$10,521	$39,304	$34,734	$35,497
Operating income	737	2,378	1,198	747
Net income	464	1,452	1,184	98

	August 31, 2011 (Unaudited)	May 31, 2011 (Audited)	May 31, 2010 (Audited)	May 31, 2009 (Audited)
Consolidated Condensed Balance Sheets
Total assets	$27,838	$27,385	$24,902	$24,244
Long-term debt	1,367	1,667	1,668	1,930
Total common stockholders investment	15,714	15,220	13,811	13,626

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release dated October 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST III, INC.

Date: September 30, 2011	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and Chairman of the Board of Directors